EXHIBIT 99.1


                                                                 FOR INFORMATION
                                                                 ---------------
                                                             Mark A. Hellerstein
                                                               Jennifer Dethloff
                                                               Adele A. Linneman

FOR IMMEDIATE RELEASE
---------------------

               ST. MARY COMPLETES ACQUISITION OF KING RANCH ENERGY

     DENVER - December 17, 1999 - St. Mary Land & Exploration  Company  (Nasdaq:
MARY) announced that it completed the acquisition of King Ranch Energy, Inc. ("KRE"), in a merger in which St. Mary issued 2,666,252 common shares to the stockholders of King Ranch, Inc., the former parent company of KRE. Immediately prior to the merger, KRE was spun-off to the King Ranch Stockholders in order to facilitate the merger. The shares issued by St. Mary are restricted from sale through March 31, 2001. As a result of the merger, KRE became a wholly owned subsidiary of St. Mary and was renamed St. Mary Energy Company.

     KRE's properties are located primarily in the Gulf of Mexico and the onshore Gulf Coast. Other than accounts payable and accrued plugging and abandonment costs, KRE has no debt.

     Jack Hunt and William J. Gardiner, officers of King Ranch, Inc., were appointed to St. Mary's Board of Directors pursuant to the terms of the merger agreement. Also, Robert L. Nance has been appointed to replace Richard C. Kraus on St. Mary's Board.

     Tom Congdon, Chairman of St. Mary, commented, "In the third quarter KRE produced over 50 MMCF equivalent production per day, or an increase of approximately 60% to St. Mary's third quarter production rate. In addition, we are pleased to have added to our shareholder base sophisticated shareholders who invest for the long term with the objective of building value."

     Except for historical information herein, statements in this release, including information regarding the business of the Company, may be forward-looking statements. These statements involve known and unknown risks, which may cause the Company's actual results to differ materially from results expressed or implied by the forward-looking statements. Statements including factors such as uncertainties in cash flow, expected merger benefits, the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating risks, competition, the impact of the year 2000 computer issue, litigation, environmental matters, the potential impact of government regulations, and other such matters are forward-looking statements.